Exhibit 99.1

Oxford Industries, Inc. Press Release

999 Peachtree Street, N.E.  Suite 688 • Atlanta, Georgia 30309

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE
December 4, 2012

Oxford Industries Reports 19% Increase in Third Quarter Earnings

—Sales Increase 7% on Continued Strong Performance from Tommy Bahama and Lilly Pulitzer—

—Guidance Moderated to Reflect Underperformance at Ben Sherman—

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2012 third quarter, which ended October 27, 2012. Consolidated net sales increased 7% to $181.4 million in the third quarter of fiscal 2012. On an adjusted basis, earnings per share increased 19% to $0.19 compared to $0.16 in the third quarter of fiscal 2011. Adjusted earnings per share exclude charges related to repurchases of senior secured notes, a change in the fair value of contingent consideration and LIFO accounting adjustments.

On a U.S. GAAP basis, earnings per share were $0.18 in the third quarter of fiscal 2012 compared to $0.10 in the same period of the prior year. For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented,  “Our growth continues to be driven by strong sales increases at Tommy Bahama and Lilly Pulitzer and we are pleased that early holiday results at both of these brands have been strong.”

Mr. Lanier continued, “Despite the good performances of these businesses, our overall results for the third quarter were negatively impacted by Ben Sherman’s disappointing performance, which has continued into the fourth quarter. We also are experiencing a fourth-quarter impact from Hurricane Sandy, which delayed the opening of our high-profile Tommy Bahama bar and restaurant in New York and affected 24 of our other stores to varying degrees. Additionally, we have experienced delayed openings for our Hong Kong and Chicago stores.”

Mr. Lanier concluded, “While we have moderated our near-term guidance as a result of these factors, we remain confident and well-positioned for growth. We will continue to make significant strategic investments in Tommy Bahama and Lilly Pulitzer, each an outstanding brand, and are moving quickly to address the issues with Ben Sherman’s

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performance. We remain focused, across our organization, on growth, efficiency and creating value for our shareholders.”

Operating Results

Tommy Bahama reported net sales for the third quarter of fiscal 2012 of $103.2 million compared to $92.5 million in the third quarter of fiscal 2011. The 12% increase in net sales was attributable to increases in all channels of distribution, with e-commerce delivering the highest percentage gains. At the end of the third quarter, Tommy Bahama operated 110 retail stores, which includes seven international stores. This compares to 94 retail stores on October 29, 2011.

Tommy Bahama’s operating income for the third quarter of fiscal 2012 was $3.4 million compared to $4.6 million in the third quarter of fiscal 2011. The benefit of higher sales was offset by the planned $5.1 million of SG&A related to Tommy Bahama’s international expansion and pre-opening expenses for the New York store. This compares to $1.2 million of SG&A related to international expansion in the third quarter of fiscal 2011.

Lilly Pulitzer’s net sales increased 62% to $26.9 million in the third quarter of fiscal 2012 driven by increases in all channels of distribution. The largest increase was in e-commerce, which was driven by a strong end-of-season flash sale as well as healthy full-price sales increases. Lilly Pulitzer reported operating income of $3.5 million compared to a loss of $0.4 million in the third quarter of fiscal 2011. The improved operating results were primarily due to increased sales. At the end of the third quarter, Lilly Pulitzer operated 18 full-price retail stores compared to 16 stores at October 29, 2011.

Ben Sherman reported net sales of $19.8 million for the third quarter of fiscal 2012 compared to $25.2 million in the third quarter of fiscal 2011. Sales in the third quarter were impacted by missteps in Ben Sherman’s merchandise mix, which resulted in too much of the product offering in styles at the high end of the price range. This, coupled with the difficult economic conditions in the U.K. and Europe and Ben Sherman’s exit from certain moderate-tier wholesale accounts in the U.K., resulted in the sales decrease. Ben Sherman reported an operating loss of $2.1 million in the third quarter of fiscal 2012 compared to operating income of $0.3 million in the third quarter of fiscal 2011 primarily due to the decreased sales.

Net sales for Lanier Clothes were $27.2 million in the third quarter of fiscal 2012 compared to $33.1 million in the third quarter of fiscal 2011. In the third quarter of last year, Lanier Clothes benefited from initial shipments related to a new product launch, while the current quarter was impacted by a slow-down in the intake rate on replenishment programs by a key customer. The Company expects Lanier Clothes’ fourth quarter sales to be above last year. Operating income in the third quarter of fiscal 2012 was $2.4 million compared to operating income of $4.3 million in the third quarter of fiscal 2011, with the decrease primarily due to lower sales and gross margins partially offset by lower SG&A.

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Corporate and Other reported an operating loss of $1.2 million for the third quarter of fiscal 2012 compared to an operating loss of $2.1 million in the third quarter of fiscal 2011. The improved results reflect the net impact of LIFO accounting.

Consolidated gross margins for the third quarter of fiscal 2012 were 53.4% compared to 52.1% in the third quarter of fiscal 2011. The increase in gross margins was primarily due to the sales mix continuing to shift towards the Company’s higher gross margin Tommy Bahama and Lilly Pulitzer businesses, the increased percentage of direct to consumer sales and the net favorable impact of LIFO accounting adjustments.

SG&A for the third quarter of fiscal 2012 was $94.1 million, or 51.9% of net sales, compared to $85.2 million, or 50.0% of net sales, in the third quarter of fiscal 2011. In the quarter, the Company incurred approximately $5.1 million of SG&A for the Tommy Bahama international expansion and pre-opening expenses for the New York store compared to $1.2 million in the prior year. SG&A also increased due to the costs of operating additional retail stores and other expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses, partially offset by decreases in SG&A in Ben Sherman and Lanier Clothes.

Royalties and other operating income for the third quarter of fiscal 2012 were $3.8 million, approximately flat with last year.

Interest expense for the third quarter of fiscal 2012 was $1.0 million compared to $3.7 million in the third quarter of fiscal 2011. The 74% decrease in interest expense was primarily due to lower interest rates as the Company changed the source of its borrowings from senior notes, which were redeemed in the second quarter of fiscal 2012, to its U.S. revolving credit facility.

Income taxes for the third quarter of fiscal 2012 increased to $2.0 million from $0.7 million in 2011. The increase was primarily due to higher pre-tax earnings and an increase in the effective tax rate from 31.2% to 39.3%. The current year tax rates were unfavorably impacted by an inability to fully recognize benefits from losses in foreign jurisdictions, as well as a greater proportion of the Company’s earnings occurring in jurisdictions with higher tax rates. Both periods benefited from certain favorable discrete items.

For the first nine months of fiscal 2012, consolidated net sales grew 11% to $619.3 million compared to $559.2 million in the first nine months of fiscal 2011. Consolidated gross margins on an adjusted basis were flat with last year at 55.5%. Adjusted earnings per share from continuing operations for the first nine months of fiscal 2012 increased to $1.96 compared to $1.80 in the same period of the prior year. On a U.S. GAAP basis, earnings per share from continuing operations were $1.57 compared to $1.34 in the first nine months of fiscal 2011.

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Balance Sheet and Liquidity

Total inventories at the close of the third quarter of fiscal 2012 were $102.2 million, compared to $91.0 million at the close of the third quarter of fiscal 2011. The increase in inventory levels was primarily to support anticipated sales growth and additional Tommy Bahama and Lilly Pulitzer stores. Receivables increased to $68.9 million at quarter end compared to $66.4 million at the end of last year’s third quarter primarily due to the timing of wholesale shipments.

As of October 27, 2012, the Company had $130.3 million of borrowings outstanding and approximately $91.4 million of unused availability under its U.S. and U.K revolving credit facilities.

The Company’s capital expenditures for fiscal 2012, including $47.7 million incurred during the first nine months of fiscal 2012, are expected to approach $60 million for the year. These expenditures consist primarily of costs associated with opening new retail stores, information technology investments, retail store remodeling and distribution center enhancements.

Fiscal 2012 Outlook

The Company has moderated its earnings guidance predominantly as a result of the ongoing challenges at Ben Sherman, as the factors that impacted the third quarter continue, and to a lesser extent due to store opening delays at Tommy Bahama and the impact of Hurricane Sandy.

For the fiscal year 2012 ending on February 2, 2013, the Company now expects adjusted earnings from continuing operations per share in a range of $2.60 to $2.70 and net sales of $845 million to $855 million. This compares to adjusted earnings from continuing operations per share of $2.41 and net sales of $759 million in fiscal 2011. On a U.S. GAAP basis, earnings per diluted share are expected to be between $2.19 and $2.29 for fiscal 2012 compared to $1.77 in fiscal 2011. The earnings guidance for the year includes a negative impact to operating income of approximately $15 million associated with the Tommy Bahama international rollout and New York store, compared to a $3.5 million negative impact last year.

For the fourth quarter of fiscal 2012, the Company anticipates net sales in a range from $225 million to $235 million and adjusted earnings per share of $0.64 to $0.74. This compares to adjusted earnings per share of $0.61 and net sales of $200 million in the fourth quarter of fiscal 2011. On a U.S. GAAP basis, earnings per share for the fourth quarter of fiscal 2012 are expected to be between $0.62 and $0.72 compared to $0.43 in the fourth quarter of fiscal 2011. The earnings guidance for the fourth quarter includes a negative impact to operating income of approximately $5 million associated with the Tommy Bahama international rollout and New York store, compared to a $1.6 million negative impact last year.

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Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.15 per share payable on February 1, 2013 to shareholders of record as of the close of business on January 18, 2013. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through December 18, 2012. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is 8035483. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford:

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and access to capital and/or credit markets. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2012 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	October 27, 2012	January 28, 2012	October 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$5,621	$13,373	$4,962
Receivables, net	68,920	59,706	66,372
Inventories, net	102,172	103,420	91,003
Prepaid expenses, net	21,251	19,041	17,425
Deferred tax assets	19,327	19,733	17,596
Total current assets	217,291	215,273	197,358
Property and equipment, net	123,841	93,206	91,121
Intangible assets, net	165,013	165,193	166,082
Goodwill	17,273	16,495	16,555
Other non-current assets, net	21,404	19,040	18,385
Total Assets	$544,822	$509,207	$489,501
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$78,550	$89,149	$78,209
Accrued compensation	21,705	23,334	21,748
Contingent consideration earned and payable	2,500	2,500	—
Short-term debt and current maturities of long-term debt	6,955	2,571	3,279
Total current liabilities	109,710	117,554	103,236
Long-term debt, less current maturities	123,301	103,405	103,290
Non-current contingent consideration	9,945	10,645	12,545
Other non-current liabilities	43,107	38,652	41,328
Non-current deferred income taxes	31,459	34,882	30,738
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,572	16,522	16,499
Additional paid-in capital	103,603	99,670	98,434
Retained earnings	130,153	111,551	106,645
Accumulated other comprehensive loss	(23,028)	(23,674)	(23,214)
Total shareholders’ equity	227,300	204,069	198,364
Total Liabilities and Shareholders’ Equity	$544,822	$509,207	$489,501

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in thousands, except per share amounts)

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011	First Nine Months Fiscal 2012	First Nine Months Fiscal 2011
Net sales	$181,414	$170,280	$619,296	$559,234
Cost of goods sold	84,592	81,540	274,980	249,897
Gross profit	96,822	88,740	344,316	309,337
SG&A	94,146	85,161	295,656	264,947
Change in fair value of contingent consideration	600	600	1,800	1,800
Royalties and other operating income	3,844	3,837	12,166	12,650
Operating income	5,920	6,816	59,026	55,240
Interest expense, net	959	3,705	7,876	12,777
Loss on repurchase of senior secured notes	—	769	9,143	9,017
Earnings from continuing operations before income taxes	4,961	2,342	42,007	33,446
Income taxes	1,951	731	15,967	11,255
Earnings from continuing operations	3,010	1,611	26,040	22,191

Earnings from discontinued operations, net of taxes	—	13	—	137
Net earnings	$3,010	$1,624	$26,040	$22,328

Earnings from continuing operations per common share:
Basic	$0.18	$0.10	$1.57	$1.34
Diluted	$0.18	$0.10	$1.57	$1.34
Earnings from discontinued operations, net of taxes per common share:
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01
Net earnings per common share:
Basic	$0.18	$0.10	$1.57	$1.35
Diluted	$0.18	$0.10	$1.57	$1.35
Weighted average common shares outstanding:
Basic	16,580	16,502	16,555	16,510
Diluted	16,591	16,517	16,572	16,527
Dividends declared per common share	$0.15	$0.13	$0.45	$0.39

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Nine Months Fiscal 2012	First Nine Months Fiscal 2011
Cash Flows From Operating Activities:
Earnings from continuing operations	$26,040	$22,191
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	17,430	15,288
Amortization of intangible assets	769	897
Change in fair value of contingent consideration	1,800	1,800
Amortization of deferred financing costs and bond discount	846	1,286
Loss on repurchase of senior secured notes	9,143	9,017
Stock compensation expense	2,215	1,635
Deferred income taxes	(3,151)	3,223
Changes in working capital, net of acquisitions and dispositions:
Receivables	(8,902)	(16,080)
Inventories	2,266	(5,511)
Prepaid expenses	(2,541)	(4,717)
Current liabilities	(12,501)	(8,690)
Other non-current assets	(3,182)	2,536
Other non-current liabilities	4,444	(3,441)
Net cash provided by operating activities	34,676	19,434
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(4,313)	(398)
Purchases of property and equipment	(47,653)	(22,448)
Net cash used in investing activities	(51,966)	(22,846)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(149,266)	(60,579)
Proceeds from revolving credit arrangements	276,826	63,865
Repurchase of senior secured notes	(111,000)	(52,175)
Deferred financing costs paid	(1,524)	—
Proceeds from issuance of common stock	1,768	2,017
Dividends on common stock	(7,438)	(6,425)
Net cash provided by (used in) financing activities	9,366	(53,297)
Cash Flows from Discontinued Operations:
Net cash provided by discontinued operations	—	17,479
Net change in cash and cash equivalents	(7,924)	(39,230)
Effect of foreign currency translation on cash and cash equivalents	172	98
Cash and cash equivalents at the beginning of year	13,373	44,094
Cash and cash equivalents at the end of the period	$5,621	$4,962

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$7,279	$8,890
Cash paid for income taxes, including income taxes paid for discontinued operations	$20,904	$40,065

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011	First Nine Months Fiscal 2012	First Nine Months Fiscal 2011
Net Sales
Tommy Bahama	$103,193	$92,500	$371,790	$324,546
Lilly Pulitzer	26,939	16,668	93,475	71,364
Ben Sherman	19,781	25,191	57,234	65,505
Lanier Clothes	27,180	33,080	84,995	88,995
Corporate and Other	4,321	2,841	11,802	8,824
Total	$181,414	$170,280	$619,296	$559,234
Operating Income (Loss)
Tommy Bahama	$3,366	$4,624	$45,511	$45,381
Lilly Pulitzer	3,528	(363)	21,949	12,264
Ben Sherman	(2,149)	301	(6,352)	(2,281)
Lanier Clothes	2,402	4,331	8,845	11,319
Corporate and Other	(1,227)	(2,077)	(10,927)	(11,443)
Total Operating Income	$5,920	$6,816	$59,026	$55,240

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for certain historical periods. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011	First Nine Months Fiscal 2012	First Nine Months Fiscal 2011
As reported
Net sales	$181,414	$170,280	$619,296	$559,234
Gross profit	$96,822	$88,740	$344,316	$309,337
Gross margin (gross profit as percentage of net sales)	53.4%	52.1%	55.6%	55.3%
Operating income	$5,920	$6,816	$59,026	$55,240
Operating margin (operating income as percentage of net sales)	3.3%	4.0%	9.5%	9.9%
Earnings from continuing operations before income taxes	$4,961	$2,342	$42,007	$33,446
Earnings from continuing operations	$3,010	$1,611	$26,040	$22,191
Diluted earnings from continuing operations per common share	$0.18	$0.10	$1.57	$1.34
Weighted average common shares outstanding — diluted	16,591	16,517	16,572	16,527
Increase (decrease) in earnings from continuing operations
LIFO accounting adjustment (1)	$(426)	$220	$(461)	$6
Purchase accounting adjustments (2)	$—	$—	$—	$996
Change in fair value of contingent consideration (3)	$600	$600	$1,800	$1,800
Loss on repurchase of senior secured notes (4)	$—	$769	$9,143	$9,017
Impact of income taxes on adjustments above (5)	$(73)	$(580)	$(4,085)	$(4,266)
Adjustment to earnings from continuing operations	$101	$1,009	$6,397	$7,553
As adjusted
Gross profit	$96,396	$88,960	$343,855	$310,339
Gross margin (gross profit as percentage of net sales)	53.1%	52.2%	55.5%	55.5%
Operating income	$6,094	$7,636	$60,365	$58,042
Operating margin (operating income as percentage of net sales)	3.4%	4.5%	9.7%	10.4%
Earnings from continuing operations before income taxes	$5,135	$3,931	$52,489	$45,265
Earnings from continuing operations	$3,111	$2,620	$32,437	$29,744
Diluted earnings from continuing operations per common share	$0.19	$0.16	$1.96	$1.80

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(1)        LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(2)        Purchase accounting adjustments reflect the impact of the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

(3)        Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(4)        Loss on repurchase of senior secured notes reflects the impact on earnings from continuing operations resulting from the loss attributable to the repurchase or redemption of our senior secured notes.

(5)        Impact of income taxes reflects the estimated earnings from continuing operations tax impact of the above adjustments based on the estimated effective tax rate on current year earnings, before any discrete items.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted, for certain historical periods. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	Third Quarter of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$3,366	$—	$—	$3,366
Lilly Pulitzer (1)	3,528	—	600	4,128
Ben Sherman	(2,149)	—	—	(2,149)
Lanier Clothes	2,402	—	—	2,402
Corporate and Other (2)	(1,227)	(426)	—	(1,653)
Total	$5,920	$(426)	$600	$6,094

	Third Quarter of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$4,624	$—	$—	$4,624
Lilly Pulitzer (1)	(363)	—	600	237
Ben Sherman	301	—	—	301
Lanier Clothes	4,331	—	—	4,331
Corporate and Other (2)	(2,077)	220	—	(1,857)
Total	$6,816	$220	$600	$7,636

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	First Nine Months of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$45,511	$—	$—	$45,511
Lilly Pulitzer (1)	21,949	—	1,800	23,749
Ben Sherman	(6,352)	—	—	(6,352)
Lanier Clothes	8,845	—	—	8,845
Corporate and Other (2)	(10,927)	(461)	—	(11,388)
Total	$59,026	$(461)	$1,800	$60,365

	First Nine Months of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Purchase accounting charges	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$45,381	$—	$—	$—	$45,381
Lilly Pulitzer (1)(3)	12,264	—	996	1,800	15,060
Ben Sherman	(2,281)	—	—	—	(2,281)
Lanier Clothes	11,319	—	—	—	11,319
Corporate and Other (2)	(11,443)	6	—	—	(11,437)
Total	$55,240	$6	$996	$1,800	$58,042

(1)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(2)         LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period.

(3)         Purchase accounting adjustments reflect the impact of the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation of reported or reportable earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with U.S. GAAP, to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. Note that columns may not add due to rounding.

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011	First Nine Months Fiscal 2012	First Nine Months Fiscal 2011
	Actual	Guidance (1)	Actual	Actual	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.18	$0.16 - $0.21	$0.10	$1.57	$1.34
LIFO accounting adjustment (2)	$(0.01)	—	$0.01	$(0.02)	—
Purchase accounting adjustments (3)	—	—	—	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.02	$0.07	$0.07
Loss on repurchase of senior secured notes (5)	—	—	$0.03	$0.34	$0.35
As adjusted	$0.19	$0.18 - $0.23	$0.16	$1.96	$1.80

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
	Guidance (6)	Actual	Guidance (6)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.62 - $0.72	$0.43	$2.19 - $2.29	$1.77
LIFO accounting adjustment (2)	—	$0.23	$(0.02)	$0.23
Purchase accounting adjustments (3)	—	—	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.09	$0.09
Life insurance death benefit gain (7)	—	$(0.07)	—	$(0.07)
Loss on repurchase of senior notes (5)	—	—	$0.34	$0.35
As adjusted	$0.64 - $0.74	$0.61	$2.60 - $2.70	$2.41

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(1)         Guidance as issued on August 29, 2012.

(2)         LIFO accounting adjustment reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(3)         Purchase accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the inventory write-up costs, which are included in cost of goods sold in Lilly Pulitzer. The inventory write-up costs reflect the purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

(4)         Change in fair value of contingent consideration reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(5)         Loss on repurchase of senior notes reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the loss attributable to the repurchase or redemption of our 11.375% senior secured notes.

(6)         Guidance as issued on December 4, 2012.

(7)         Life insurance death benefit gain reflects the impact on earnings from continuing operations per diluted share from the proceeds received related to a corporate owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

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